Exhibit 15

May 1, 2004

The Board of Directors
Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, AR 72919

We are aware of the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-52708, 333-109663) and on Form S-8 (Nos. 333-113892, 333-41671, 333-41669, 333-66026, 333-41673, 333-42131, 333-66018, 333-54734, 333-101318, 333-87290) of our report dated April 30, 2004 relating to the unaudited condensed consolidated interim financial statements of Beverly Enterprises, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2004.

/s/ Ernst & Young